Press Release

CONTACT:
Annie Leschin
Advanced Energy Industries, Inc.
970.407.6555
ir@aei.com

Thomas Liguori to Join Advanced Energy
as Chief Financial Officer

Fort Collins, Colo., April 16, 2015 - Advanced Energy Industries, Inc. (NASDAQ: AEIS), a leader in precision power conversion, today announced that Thomas (“Tom”) Liguori, currently chief financial officer and executive vice president at Multi-Fineline Electronix, Inc. (“MFLEX”), will join the company as chief financial officer and executive vice president on May 18, 2015 reporting to Yuval Wasserman, president & chief executive officer.
Tom brings over 30 years of experience in finance and operations and has spent the last 15 years as CFO of public companies. In his seven years at MFLEX, Tom built a global finance organization during a period of significant growth and business change for the company, a global leader of high-quality, technologically advanced flexible printed circuits and value-added component assembly solutions to the electronics industry. Tom has also served as the chief financial officer at Hypercom, Inc., Iomega Corporation, Channell Commercial Corporation and Dole Europe for Dole Food Company, and has held other financial management positions at Teledyne Inc., Honeywell, and Deloitte & Touche LLP.
“I am excited with the addition of such an internationally experienced and strong public company financial executive from the electronics and high-tech industry,” said Yuval Wasserman. “Tom is a proven global leader with a keen focus on strategic and operational management in industries like ours. With his many years of experience with a variety of global technology companies, Tom will be a great addition to our team. I look forward to working with him as we continue to innovate, grow and invest in the future of Advanced Energy," said Yuval.
“I am incredibly excited to join the Advanced Energy team at this exciting time for the company. I look forward to rolling up my sleeves and beginning to execute on the company’s strategic and operational objectives,” said Tom.
Tom holds a B.S. in business administration, summa cum laude, from Boston University and completed a masters in business administration in finance, summa cum laude, from Arizona State University. He is a certified management accountant and a certified financial manager.

About Advanced Energy
Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, precision power conversion solutions. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934 that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words "plan," "will," "expect," "believe," or similar words. Other risks are described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advancedenergy.com or by contacting Advanced Energy's investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.

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